TIME-BASED RESTRICTED STOCK UNIT AWARD
UNDER THE PROVISIONS OF
THE CONVERGYS CORPORATION
2008 LONG TERM INCENTIVE PLAN, AS AMENDED

Pursuant to the provisions of the Convergys Corporation 2008 Long Term Incentive Plan, as amended (the “Plan”), the Compensation and Benefits Committee of the Board of Directors of Convergys Corporation (the “Compensation Committee”) has granted you a time-based restricted stock unit award (the “Award”), on and subject to the terms of the Plan and your agreement to the following terms, conditions and restrictions.

1.Delivery of Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement, Convergys Corporation (the “Company”) shall deliver to you 25% of the number of common shares, without par value, of Convergys Corporation (the “Shares”) indicated on your Notice of Time-Based Restricted Stock Unit Award form (“Notice of Award”) 30 days following the First Vest Date indicated on your Notice of Award (the “First Vest Date”), 25% of the number of Shares indicated on your Notice of Award 30 days following the Second Vest Date indicated on your Notice of Award (the “Second Vest Date”) and 50% of the number of Shares indicated on your Notice of Award 30 days following the Third Vest Date indicated on your Notice of Award (the “Third Vest Date”). Each of the First Vest Date, the Second Vest Date and the Third Vest Date is referred to herein as a “Vest Date”.

2.	Forfeiture of Award.

a.
Your right to receive any Shares that are the subject of this Award that have not yet been delivered (and any dividend equivalents that have not yet been paid) shall be forfeited automatically and without further notice if you cease to be an employee of the Company and its affiliates prior to a Vest Date for any reason other than death, Disability, or involuntary termination without Cause. For purposes of this Agreement:

(i)	“Disability” has the same meaning as in the Company's long-term disability plan; and

(ii)
“Cause” means a determination by the Company that you have been involved in fraud, misappropriation, embezzlement, commission of a crime or an act of moral turpitude, or have violated the Code of Business Conduct, recklessly or willfully injured an employee, company property, business, or reputation, or have acted recklessly in the performance of your duties.

b.
If the Company determines that you engaged in any Detrimental Activity during your employment with Convergys Corporation or during the two-year period following the termination of such employment for any reason, (i) to the extent all or some of the Shares (and dividend equivalents) subject to this Award have not yet been delivered, your right to receive such Shares (and dividend equivalents) shall be forfeited and (ii) to the extent that Shares (and dividend equivalents) have been delivered to you pursuant to this Award, the Company, in its sole discretion, may require you to pay back to it an amount equal to the income recognized for federal income tax purposes, as reflected on form W-2, by reason of the issuance of such Shares (and dividend equivalents) to you, provided that such Shares (and dividend equivalents) were delivered within the six-month period immediately preceding the termination of your employment or at any time following your termination of employment. For purposes of this Section 2b, “Detrimental Activity” shall include: (1) disclosing proprietary, confidential or trade secret information; (2) becoming involved in any business activity in competition with Convergys Corporation in the geographical area where Convergys Corporation is engaged in such business activity; (3) interfering with Convergys Corporation's relationships with any person or entity or attempting to divert or change any such relationship to the detriment of Convergys Corporation or the benefit of any other person or entity; (4) failing to disclose and assign to Convergys Corporation any ideas, inventions, discoveries and other developments conceived by you during your employment, whether or not during working hours, which are within the scope of or related to Convergys Corporation's existing or planned business activities; (5) disparaging or acting in any manner which may damage the business of Convergys Corporation or which would adversely affect the goodwill, reputation or business relationships of Convergys Corporation; (6) inducing any employee of Convergys Corporation to terminate his or her employment relationship with Convergys Corporation; (7) taking or retaining without authorization any property of Convergys; or, (8) intentionally or fraudulently providing any inaccurate information causing any financial reports of Convergys Corporation to have to be restated or reported. Corporation Convergys shall be entitled to set-off against any payment called for under this paragraph any amount otherwise owed to you by the Company, provided that such set-off may only be made at the time the amount otherwise owed to you would normally be paid to you. Nothing in this Section is intended to supersede or otherwise affect any Non-Disclosure and Non-Competition agreement or other employment-related agreement between you and Convergys Corporation. References to Convergys Corporation in this paragraph shall include all direct and indirect subsidiaries of Convergys Corporation.

3.Death, Disability, and Involuntary Termination Without Cause. If you cease to be an employee of the Company and its affiliates prior to a Vest Date due to death, Disability, or involuntary termination without Cause (“Qualifying Termination”), then you shall be entitled to receive a number of Shares (the “Adjusted Shares”) equal to the product of (a) the number of Shares covered by this Award that were not yet vested immediately prior to your Qualifying Termination, multiplied by (b) a fraction, the numerator of which is the number of full calendar months from the first day of the calendar year in which the Award was granted through the date of your Qualifying Termination and the denominator of which is 36. The remaining unvested Shares shall be forfeited automatically and without further notice as of the date of your Qualifying Termination.

4.Change of Control. In the event of a Change of Control prior to a Vest Date, if you are then an employee of the Company and its affiliates, you will not be entitled to the number of Shares covered by this Award that have not then vested (and such Shares will be cancelled) and, in lieu of such Shares, you will be entitled to cash in an amount equal to the result of multiplying the number of such nonvested Shares by the average of the opening and closing prices of the Shares on the New York Stock Exchange on the trading day immediately preceding the date of the Change of Control (the “Dollar Amount”). The Dollar Amount shall be paid to you or forfeited as follows (rounded to the nearest dollar on each payment date): One-half of the Dollar Amount shall be paid at the earlier of six months after the date of the Change of Control or on the First Vest Date if you are an employee of the Company and its affiliates (or any successor thereto) on such payment date, and the other one-half shall be paid at the earlier of 12 months after the date of the Change of Control or on the Second Vest Date, if you are an employee of the Company and its affiliates (or any successor thereto) on such payment date.

Notwithstanding the foregoing, if you cease to be an employee of the Company and its affiliates (or any successor thereto) by reason of your death, Disability, involuntary termination by the Company or its affiliates (or any successor thereto) without Good Cause, or termination of employment by you with Good Reason following a Change of Control, then any portion of the Dollar Amount that has not been paid shall be paid within 10 business days after you so cease to be an employee. For purposes of this Agreement:

a.
“Good Cause” means your conviction of, or plea of nolo contendere to, a felony or misdemeanor involving moral turpitude; your willful misconduct resulting in material harm to the Company and its affiliates (or any successor thereto); your willful breach of your duties or responsibilities; or your fraud, embezzlement, theft or dishonesty against the Company or any of its affiliates (or any successor thereto), resulting in material harm to the Company and its affiliates (or any successors thereto);

b.
“Good Reason” means actions taken by the Company resulting in a material negative change in the employment relationship. For these purposes, a “material negative change in the employment relationship” shall include:

(i)
your assignment to any duties materially inconsistent with your position (including titles and reporting requirements), authority, duties or responsibilities as in effect immediately prior to a Change of Control or as subsequently enhanced, or any other material diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company's ceasing to be a publicly traded entity);

(ii)	any material reduction in your annual base salary, short-term incentive opportunities or long-term incentive opportunities from those in effect immediately prior to a Change of Control;

(iii)	any material reduction in your aggregate employee benefits from those in effect immediately prior to a Change of Control;

(iv)	the relocation of your principal location of employment by more than 50 miles; or

(v)	any failure by the Company to cause a successor to assume this Agreement.
In order to invoke a termination for Good Reason, you shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (v) within 90 days following the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, you must terminate employment, if at all, within two years following the initial existence of such condition or conditions in order to terminate employment for Good Reason. Your mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect your ability to terminate employment for Good Reason.

5.Rights as a Shareholder. You shall not have any rights as a shareholder of the Company with respect to any Shares that may be deliverable hereunder unless and until such Shares have been delivered to you.

6.Dividend Equivalents. Upon payment of any dividend on Shares occuring during the period commencing on the effective date of your Notice of Award and ending on the earlier of (i) the date all of the Shares granted in your Notice of Award have either been delivered under Section 1 or

Section 3 of this Agreement or forfeited under Section 2 or Section 3 of this Agreement and (ii) the date of a Change of Control, the Company shall credit your Dividend Equivalents Account, which the Company shall maintain on its books in your name, with an amount equal in value to the dividends that you would have received had you been the actual owner of the number of Shares indicated on your Notice of Award that have not previously been delivered or forfeited on the date of the dividend. Your right to receive any dividend equivalents pursuant to this Agreement shall be subject to the same terms, conditions and restrictions (including forfeiture restrictions) as your right to receive the related Shares. In no event will earnings accrue on any amount credited to your Dividend Equivalents Account. Your Dividend Equivalents Account shall be distributed to you in cash at the time and to the extent the related Shares are delivered or, in the event of a Change of Control, at the time and to the extent the related Dollar Amount is paid. Any portion of your Dividend Equivalents Account relating to Shares that are forfeited under Section 2 or Section 3 of this Agreement shall be forfeited. In the event of a Change of Control, any portion of your Dividend Equivalents Account relating to the portion of your Dollar Amount that is forfeited under Section 4 of this Agreement shall be forfeited.

7.Transferability. Your right to receive any Shares (and dividend equivalents) shall not be transferable or assignable by you other than by will or by the laws of descent and distribution.

8.Tax Withholding. To the extent the Company or any affiliate is required to withhold any taxes in connection with the delivery of Shares under this Agreement, then the Company or affiliate (as applicable) shall retain a number of Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the fair market value of the Shares on the date of delivery); provided that in no event shall the value of the Shares retained exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. If the Company or any affiliate is required to withhold any taxes other than in connection with the delivery of Shares under this Agreement (including such taxes as may be required to be withheld in connection with the payment of dividend equivalents), then the Company or affiliate (as applicable) shall have the right in its sole discretion to (a) withhold such required tax withholding from dividend equivalents paid under this Agreement, (b) require you to pay or provide for payment of the required tax withholding, or (c) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to you (other than deferred compensation subject to Section 409A of the Code).

9.No Employment Contract. Nothing contained in this Agreement shall confer upon you any right with respect to continuance of employment by the Company or any subsidiary, nor limit or affect in any manner the right of the Company or any subsidiary to terminate your employment or adjust your compensation.

10.Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws with respect to this Award; provided, however, notwithstanding any other provision of this Agreement, the Shares shall not be delivered if the delivery thereof would result in a violation of any such law. This Award is intended to be exempt from the provisions of Section 409A of the Code as a short term deferral or to be compliant with Section 409A of the Code. This Award shall be construed, administered, and governed in a manner that effects such intent, provided that the Company does not represent or guarantee that any particular federal or state income, estate, payroll, or other tax consequences will occur because of this Award and the compensation provided hereunder. To the extent required to comply with Section 409A of the Code, (a) any delivery of Shares (and payment of dividend equivalents) to a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) (or any successor thereto) on account of termination of employment shall be made no earlier than six months after the date of termination; (b) termination of employment shall not be considered to occur until there is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (1)(ii), where the employee's services permanently decrease to less than 50% of the average level of services performed over the preceding 36 month period.

11.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect your rights under this Agreement without your consent.

12.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

13.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Compensation Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of this Award.

14.Successors and Assigns. Without limiting Section 7 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.

15.Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.